                                                                     EXHIBIT 3.6

                           CERTIFICATE OF DESIGNATION
                                       FOR
                    SERIES F CONVERTIBLE PREFERRED STOCK AND
                      SERIES G CONVERTIBLE PREFERRED STOCK
                                       OF
                           5B TECHNOLOGIES CORPORATION

                              --------------------

 Pursuant to Section 151 of the General Corporation Law of the State of Delaware

                              ---------------------

      The undersigned, Glenn Nortman, hereby certifies that:

      1. I am the duly elected and acting Chief Executive Officer of 5B Technologies Corporation, a Delaware corporation (the
            "Corporation").

      2. The Certificate of Incorporation of the Corporation authorizes five million (5,000,000) shares of preferred stock, $0.01 par value per share.

      3. The following is a true and correct copy of the resolution duly adopted by the unanimous written consent of the Board of Directors of the Corporation (the "Board of Directors") on September 14, 2001 pursuant to the Certificate of Incorporation of the Corporation and in accordance with the provisions of the General Corporation Law of the State of Delaware, relating to the designation and issuance of the Series F and G preferred stock, each at a par value $.01 per share, of the Corporation, to be designated "Series F Convertible Preferred Stock" and "Series G Convertible Preferred Stock," which resolution remains in full force and effect as of the date hereof:

            RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issuance of the following series of preferred stock, par value $0.01 per share, of the Corporation, to be designated "Series F Convertible Preferred Stock" ("Series F Preferred") and "Series G Convertible Preferred Stock" ("Series G Preferred," together with the Series F Preferred, hereinafter collectively referred to as the "Preferred Stock") which shall have the designation, rights, preferences, privileges and restrictions and limitations as follows:

I           SERIES F CONVERTIBLE PREFERRED STOCK

(A) DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series F Convertible Preferred Stock," par value $0.01 per share (the "Series F Preferred"), and the number of shares constituting such series shall be 300,000.

(B) RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF THE SERIES F PREFERRED. The rights, preferences, privileges and restrictions granted to and imposed on the Series F Preferred are as follows:

      (1)   DIVIDEND PROVISIONS.

                  The holders of shares of the Series F Preferred shall not be entitled to receive dividends

      (2)   LIQUIDATION PREFERENCE.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series F Preferred shall be entitled to receive, in cash, after any distributions are made to the holders of Senior Securities but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other Junior Securities by reason of their ownership thereof, the amount of $3.3333 per share (the "Original Series F Preferred Stock Issue Price") (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events) in cash or cash equivalents for each share of Series F Preferred then held by them, and, in addition, an amount equal to all accrued but unpaid dividends on such shares of Series F Preferred in cash or cash equivalents. If upon occurrence of such event the assets and funds thus distributed ratably among the holders of the Series F Preferred shall be insufficient to permit the payment to such holders (and the holders of any series of preferred stock that ranks on a parity with the Series F Preferred on any liquidation, dissolution or winding up of the Corporation), including, without limitation the holders of the Series G Preferred, of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series F Preferred (and such parity stock) in proportion to the amount that the holders of the Series F Preferred and the holders of such parity stock would be entitled to receive if they were to be paid the full amounts due to them at the time of such liquidation, dissolution or winding up. After payment has been made to the holders of the Series F Preferred and such parity stock of the full amounts to which they shall be entitled as aforesaid, all remaining assets of the Corporation shall be distributed among all holders of the preferred stock of the Corporation that rank junior to the Series F Preferred on any liquidation, dissolution or winding up of the Corporation and all holders of Common Stock and other Junior Securities in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of such series of preferred stock were converted into Common Stock.

      (3) CONVERSION. The holders of the Series F Preferred shall each have conversion rights as follows (the "Conversion Rights"):

            (a) RIGHT TO CONVERT. Subject to the limitations set forth in subsection 3(b) below, each share of Series F Preferred (i) may be convertible at the option of the holders of the Series Stock F Preferred into one fully paid and nonassessable share of Common Stock, as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events, at any time after the ten (10) day average closing price of the Common Stock exceeds $3.33 per share and (ii) shall be automatically converted, without any action by the holders of the Series F Preferred, into one fully paid and nonassessable share of Common Stock, as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events, on the first day business day occurring two years from the date of the filing of this Certificate of Designation.

            (b) NASDAQ CONVERSION LIMITATION. Unless the Company obtains the requisite approval of its stockholders to comply with the applicable rules of the Nasdaq SmallCap Market, Nasdaq OTC Bulletin Board or the Nasdaq National Market, no holder of any shares of Series F Preferred may exercise its conversion rights to the extent that such conversion would, together with (i) an aggregate of 300,000 shares of Common Stock issued by the Corporation to such holder on the date hereof, (ii) 300,000 shares of Common Stock subject to outstanding warrants to purchase Common Stock and (iii) shares of Common Stock issued upon conversion of the Series G Preferred, cause such holder to obtain more than 19.9% of all issued and outstanding shares of Common Stock including shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such shares of Common Stock. The prior sentence shall not prohibit any holder of shares of Series F Preferred from exercising its conversion rights at any time following such time as the Common Stock is not listed on the Nasdaq SmallCap Market, Nasdaq OTC Bulletin Board or the Nasdaq National Market. Nothing in this subsection 3(b) shall prohibit a holder of Series F Preferred from converting such stock if and to the extent that the shares issued upon such conversion, together with the shares of Common Stock referred to in subclauses (i), (ii) and (iii) above and any and all shares of Common Stock issued upon prior conversions by such holder of the Series F Preferred, would equal 19.9% or less of all issued and outstanding shares of Common Stock including shares issuable in respect of outstanding script or any certificates representing fractional interests in such shares of Common Stock. With respect to any holder of Series F

            Preferred, all references in this subsection 3(b) to 19.9% of all issued and outstanding shares of Common Stock of the Corporation shall mean 19.9% of such issued and outstanding Common Stock as of the date of issuance by the Corporation of the Series F Preferred to such holder.

            (c) SHAREHOLDER VOTE REGARDING CONVERSION LIMITATION. If a holder of the Series F Preferred is unable to exercise its conversion rights due to the limitations set forth in subsection 3(b) above, the Board of Directors shall use commercially reasonable efforts to present and recommend to the stockholders of the Company at the next annual meeting of stockholders (to be held in accordance with the corporate laws of Delaware, the Certificate of Incorporation and the Bylaws of the Company) a proposal to approve such holder acquiring in excess of 19.9% of the issued and outstanding shares of Common Stock upon conversion of the Series F Preferred. The Corporation hereby undertakes to present such proposal at the annual meeting of stockholders to take place in 2002 or, if earlier, at the next meeting of stockholders (or in the next action taken by consent of stockholders without a meeting) other than the annual meeting of stockholders to take place in 2001. If such approval is not obtained at the next such meeting of the stockholders of the Corporation (or in the next action taken by consent of stockholders without a meeting), the Corporation shall thereafter continue to use commercially reasonable efforts to effect such approval. In no event may the Corporation issue more than 19.9% of the issued and outstanding shares of Common Stock as determined in subsection 3(b) above without obtaining such requisite vote of stockholders as set forth herein.

            (d) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of the Series F Preferred. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors. Before any holder of the Series F Preferred shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series F Preferred, as designated by the Corporation, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series F Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock and, if the Corporation shall exercise the option referred to in the last sentence of Section I(B)(1)(b), any amount owed to such holder as the result of such exercise. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series F Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (e)   NO IMPAIRMENT.

                        (i) The Corporation will not, by amendment of its
                  Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series F Preferred against impairment.

                        (ii) The Corporation shall at all times reserve and keep
                  available for issuance upon the conversion of the Series F Preferred a number of its authorized but unissued shares of Common Stock that will from time to time be sufficient to permit the conversion of all outstanding shares of Series F Preferred, and shall take all commercially reasonable action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series F Preferred.

            (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series F Conversion Price pursuant to this section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series F Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

            (g) NOTICES OF RECORD DATE. In the event that this Corporation shall propose at any time:

                        (i) to declare any dividend or distribution upon its
                  Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; or

                        (ii) to effect any reclassification or recapitalization
                  or other reorganization of its capital stock;

            then, in connection with each such event, this Corporation shall send to the holders of the Series F Preferred shares at least 10 days' prior written notice of the date on which a record shall be taken for any such event setting forth a description thereof. Such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series F Preferred at the address for each such holder as shown on the books of this Corporation.

      (4) VOTING. Except as otherwise required by law, the holders of Series F Preferred shall not be entitled to vote upon any matter submitted to the stockholders for a vote except as to matters affecting holders of Series F Preferred as a class. In addition to any other rights provided by law, so long as any Series F Preferred shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than 50 percent of such outstanding shares of Series F Preferred, amend or repeal any provision of, or add any provision to, this Certificate of Designation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series F Preferred;

      (5) OPTIONAL REDEMPTION. At any time after giving the holders of the Series F Preferred ten (10) days prior written notice, (the "Redemption Notice Date"), the Corporation will, within sixty (60) days of the Redemption Notice Date (the "Redemption Date"), redeem all or any portion of the shares of Series F Preferred, by paying in cash, out of funds legally available therefor, at Original Series F Preferred Stock Issue Price after any adjustments for stock splits, stock dividends, combinations, recapitalizations and similar events. Any holder of shares of Series F Preferred may elect to convert such shares to Common Stock by giving written notice to the Corporation within thirty (30) days after the Redemption Notice Date and complying with the provisions of Section 3 hereof.

      (6) RESIDUAL RIGHTS. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

II    SERIES G CONVERTIBLE PREFERRED STOCK

(A) DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series G Convertible Preferred Stock," par value $0.01 per share (the "Series G Preferred"), and the number of shares constituting such series shall be 100,000.

(B) RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF THE SERIES G PREFERRED. The rights, preferences, privileges and restrictions granted to and imposed on the Series G Preferred are as follows:

      (1)   DIVIDEND PROVISIONS.

                  The holders of shares of the Series G Preferred shall not be entitled to receive dividends.

      (2)   LIQUIDATION PREFERENCE.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series G Preferred shall be entitled to receive, in cash, after any distributions are made to the holders of Senior Securities but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other Junior Securities by reason of their ownership thereof, the amount of $1.00 per share (the "Original Series G Preferred Stock Issue Price") (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events) in cash or cash equivalents for each share of Series G Preferred then held by them, and, in addition, an amount equal to all accrued but unpaid dividends on such shares of Series G Preferred in cash or cash equivalents. If upon occurrence of such event the assets and funds thus distributed ratably among the holders of the Series G Preferred shall be insufficient to permit the payment to such holders (and the holders of any series of preferred stock that ranks on a parity with the Series G Preferred on any liquidation, dissolution or winding up of the Corporation), including, without limitation the holders of the Series F Preferred, of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series G Preferred (and such parity stock) in proportion to the amount that the holders of the Series G Preferred and the holders of such parity stock would be entitled to receive if they were to be paid the full amounts due to them at the time of such liquidation, dissolution or winding up. After payment has been made to the holders of the Series G Preferred and such parity stock of the full amounts to which they shall be entitled as aforesaid, all remaining assets of the Corporation shall be distributed among all holders of the preferred stock of the Corporation that rank junior to the Series G Preferred on any liquidation, dissolution or winding up of the Corporation and all holders of Common Stock and other Junior Securities in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of such series of preferred stock were converted into Common Stock.

      (3) CONVERSION. The holders of the Series G Preferred shall each have conversion rights as follows (the "Conversion Rights"):

            (a) RIGHT TO CONVERT. The Series G Preferred may be converted into Common Stock of the Company at any time after 270 calendar days from the filing date of this Certificate of Designation. After the expiration of such time period, each share of Series G Preferred may be convertible into a number of fully paid and nonassessable shares of Common Stock, as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events, as determined by dividing the number of shares of Series G Preferred to be converted by the greater of (i) the ten (10) trading day average closing price (the "Average Closing Price") as reported on the NASDAQ Small Cap. Market, or if the Common Stock is not trading on such market, on such other market as the Common Stock most actively trades; provided, that Average Closing Price shall not exceed $3.33 per share or (ii) $0.56 per share. For the purpose of determining the Average Closing Price, the last day of the ten (10) trading day period shall end on date of the notice of conversion is received by the Company. The conversion price so determined shall be the "Series G Conversion Price." The provisions of this section 3(a) are subject to the limitations set forth in subsection 3(b) below,

            (b) NASDAQ CONVERSION LIMITATION. Unless the Company obtains the requisite approval of its stockholders to comply with the applicable rules of the Nasdaq SmallCap Market, Nasdaq OTC Bulletin Board or the Nasdaq National Market, no holder of any shares of Series G Preferred may exercise its conversion rights to the extent that such conversion would, together with (i) an aggregate of 300,000 shares of Common Stock issued by the Corporation to such holder on the date hereof, (ii) 300,000 shares of Common Stock subject to outstanding warrants to purchase Common Stock and (iii) shares of Common Stock issued upon conversion of the Series G Preferred, cause such holder to obtain more than 19.9% of all issued and outstanding shares of Common Stock including shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such shares of Common Stock. The prior sentence shall not prohibit any holder of shares of Series G Preferred from exercising its conversion rights at any time following such time as the Common Stock is not listed on the Nasdaq SmallCap Market, Nasdaq OTC Bulletin Board or the Nasdaq National Market. Nothing in this subsection 3(b) shall prohibit a holder of Series G Preferred from converting such stock if and to the extent that the shares issued upon such conversion, together with the shares of Common Stock referred to in subclauses (i), (ii) and (iii) above and any and all shares of Common Stock issued upon prior conversions by such holder of the Series G Preferred, would equal 19.9% or less of all issued and outstanding shares of Common Stock including shares issuable in respect of outstanding script or any certificates representing fractional interests in such shares of Common Stock. With respect to any holder of Series G Preferred, all references in this subsection 3(b) to 19.9% of all issued and outstanding shares of Common Stock of the Corporation shall mean 19.9% of such issued and outstanding Common Stock as of the date of issuance by the Corporation of the Series G Preferred to such holder.

            (c) SHAREHOLDER VOTE REGARDING CONVERSION LIMITATION. If a holder of the Series G Preferred is unable to exercise its conversion rights due to the limitations set forth in subsection 3(b) above, the Board of Directors shall use commercially reasonable efforts to present and recommend to the stockholders of the Company at the next annual meeting of stockholders (to be held in accordance with the corporate laws of Delaware, the Certificate of Incorporation and the Bylaws of the Company) a proposal to approve such holder acquiring in excess of 19.9% of the issued and outstanding shares of Common Stock upon conversion of the Series G Preferred. The Corporation hereby undertakes to present such proposal at the annual meeting of stockholders to take place in 2002 or, if earlier, at the next meeting of stockholders (or in the next action taken by consent of stockholders without a meeting) other than the annual meeting of stockholders to take place in 2001. If such approval is not obtained at the next such meeting of the stockholders of the Corporation (or in the next action taken by consent of stockholders without a meeting), the Corporation shall thereafter continue to use commercially reasonable efforts to effect such approval. In no event may the Corporation issue more than 19.9% of the issued and outstanding shares of Common Stock as determined in subsection 3(b) above without obtaining such requisite vote of stockholders as set forth herein.

            (d) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of the Series G Preferred. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors. Before any holder of the Series G Preferred shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series G Preferred, as designated by the Corporation, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series G Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock and, if the Corporation shall exercise the option referred to in the last sentence of Section I(B)(1)(b), any amount owed to such holder as the result of such exercise. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series G Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (e)   NO IMPAIRMENT.

                        (i) The Corporation will not, by amendment of its
                  Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series G Preferred against impairment.

                        (ii) The Corporation shall at all times reserve and keep
                  available for issuance upon the conversion of the Series G Preferred a number of its authorized but unissued shares of Common Stock that will from time to time be sufficient to permit the conversion of all outstanding shares of Series G Preferred, and shall take all commercially reasonable action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series G Preferred.

            (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series G Conversion Price pursuant to this section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series G Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

            (g) NOTICES OF RECORD DATE. In the event that this Corporation shall propose at any time:

                        (i) to declare any dividend or distribution upon its
                  Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; or

                        (ii) to effect any reclassification or recapitalization
                  or other reorganization of its capital stock;

            then, in connection with each such event, this Corporation shall send to the holders of the Series G Preferred shares at least 10 days' prior written notice of the date on which a record shall be taken for any such event setting forth a description thereof. Such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series G Preferred at the address for each such holder as shown on the books of this Corporation.

      (4) VOTING. Except as otherwise required by law, the holders of Series G Preferred shall not be entitled to vote upon any matter submitted to the stockholders for a vote except as to matters affecting holders of Series G Preferred as a class. In addition to any other rights provided by law, so long as any Series G Preferred shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than 50 percent of such outstanding shares of Series G Preferred, amend or repeal any provision of, or add any provision to, this Certificate of Designation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series G Preferred;

      (5) OPTIONAL REDEMPTION. At any time after giving the holders of the Series G Preferred ten (10) days prior written notice, (the "Redemption Notice Date"), the

      Corporation will, within sixty (60) days of the Redemption Notice Date (the "Redemption Date"), redeem all or any portion of the shares of Series G Preferred, by paying in cash, out of funds legally available therefor, at Original Series G Preferred Stock Issue Price after any adjustments for stock splits, stock dividends, combinations, recapitalizations and similar events. Any holder of shares of Series G Preferred may elect to convert such shares to Common Stock by giving written notice to the Corporation within thirty (30) days after the Redemption Notice Date and complying with the provisions of Section 3 hereof.

      (6) RESIDUAL RIGHTS. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein, shall be vested in the Common Stock.

      IN WITNESS WHEREOF, 5B Technologies Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Glenn Nortman, its Chief Executive Officer, this 14th day of September, 2001.

                                    5B TECHNOLOGIES CORPORATION



                                    By:_________________________________
                                          Name:  Glenn Nortman
                                          Title: Chief Executive Officer